Shareholder meeting results
(Unaudited)

April 30, 2012 annual meeting

At the meeting, the proposal to fix the number of Trustees
at 13 was approved as follows:
Votes for
Votes against
Abstentions
32,705,773
6,525,674
379,916

Additionally each of the nominees for Trustees was elected, as follows:

Common Shares
Votes for
Votes withheld
Ravi Akhoury
33,041,375
6,569,993
Barbara M. Baumann
33,065,376
6,545,992
Jameson A. Baxter
33,080,453
6,530,915
Charles B. Curtis
33,097,969
6,513,399
Robert J. Darretta
33,148,541
6,462,826
Paul L. Joskow
33,138,148
6,473,220
Elizabeth T. Kennan
32,953,123
6,658,245
Kenneth R. Leibler
33,160,942
6,450,426
George Putnam, III
33,088,591
6,522,777
Robert L. Reynolds
33,160,329
6,451,039
W. Thomas Stephens
33,070,856
6,540,512

A quorum was not present with respect to the matter of electing two Trustees to be voted on by the preferred shareholders voting as a separate class. As a result, in accordance with the funds Declaration of Trust and Bylaws, independent fund Trustees John A. Hill and Robert E. Patterson remain in office and continue to serve as Trustees.


All tabulations are rounded to the nearest whole number.